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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                         Commission File Number  000-28964
                                                                ----------------

                                3DLabs Inc., Ltd.
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             (Exact name of registrant as specified in its charter)

    Clarendon House, 2 Church Street, Hamilton HM11 Bermuda (408) 530-4700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            Common Shares, par value
                                 $0.01 per share
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            (Title of each class of securities covered by this Form)

                                       N/A
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  (Titles of all other classes of Securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    [   ]          Rule 12h-3(b)(1)(i)   [   ]
       Rule 12g-4(a)(1)(ii)   [   ]          Rule 12h-3(b)(1)(ii)  [   ]
       Rule 12g-4(a)(2)(i)    [ x ]          Rule 12h-3(b)(2)(i)   [ x ]
       Rule 12g-4(a)(2)(ii)   [   ]          Rule 12h-3(b)(2)(ii)  [   ]
                                             Rule 15d-6            [   ]

   Approximate number of holders of record as of the certification or notice
date:      1
     --------------------------------

   Pursuant to the requirements of the Securities Exchange Act of 1934 3DLabs, Inc., Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE:  May 15, 2002               BY:   /s/ Hildy Shandell
      -----------------               ----------------------------------------
                                        Hildy Shandell, Chief Financial Officer